Exhibit 99.1

AMNEAL PHARMACEUTICALS LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Amneal Pharmaceuticals LLC and Subsidiaries
Consolidated Financial Statements (unaudited)

INDEX TO AMNEAL PHARMACEUTICALS LLC AND SUBSIDIARIES UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Amneal Pharmaceuticals LLC and Subsidiaries
Consolidated Balance Sheets
(Unaudited; in thousands except unit amounts)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$48,224	$74,166
Restricted cash	4,393	3,756
Trade accounts receivable – net	346,680	351,367
Inventories	327,886	284,038
Prepaid expenses and other current assets	37,299	42,396
Related-party receivables	10,982	16,210
Total current assets	775,464	771,933
Property, plant, and equipment – net	489,947	486,758
Goodwill	26,338	26,444
Intangible assets – net	48,166	44,599
Other assets	18,873	12,155
Total assets	$1,358,788	$1,341,889
Liabilities and members’ deficit
Current liabilities:
Accounts payable	$84,221	$70,013
Accrued liabilities	79,887	78,742
Accrued returns allowance	49,084	45,175
Current portion of financing obligations	244	311
Taxes payable	1,076	849
Revolving credit facility	75,000	75,000
Current portion of long-term debt	14,171	14,171
Related-party payables	9,368	12,622
Total current liabilities	313,051	296,883
Long-term debt, net	1,352,901	1,355,274
Long-term portion of financing obligations	39,286	39,987
Deferred income taxes	2,091	2,491
Other long-term liabilities	4,726	7,793
Related-party payable – long-term	15,552	15,043
Total long-term liabilities	1,414,556	1,420,588
Commitments and contingencies (Note 12)
Members’ equity (189,000,000 units authorized, issued and outstanding at March 31, 2018 and December 31, 2017)	2,716	2,716
Additional paid-in capital	—	8,562
Accumulated other comprehensive loss	(24,189)	(14,232)
Accumulated deficit	(357,980)	(382,785)
Subtotal – members’ deficit	(379,453)	(385,739)
Non-controlling interest	10,634	10,157
Total members’ deficit	(368,819)	(375,582)
Total liabilities and members’ deficit	$1,358,788	$1,341,889

The accompanying notes are an integral part of these consolidated financial statements.

Amneal Pharmaceuticals LLC and Subsidiaries
Consolidated Statements of Income
(Unaudited; in thousands)

	Three months ended
	March 31, 2018	March 31, 2017
Net revenue	$275,189	$225,681
Cost of goods sold	121,371	104,435
Depreciation and amortization	9,223	5,230
Gross profit	144,595	116,016
Selling, general, and administrative	23,739	26,360
Research and development	40,063	35,391
Intellectual property legal development expenses	4,576	6,167
Depreciation	5,528	5,370
Acquisition and transaction-related expenses	7,135	—
Operating profit	63,554	42,728
Interest expense	(21,051)	(14,161)
Foreign exchange gain	8,565	14,597
Other income	948	100
Total other (expense) income, net	(11,538)	536
Income before tax	52,016	43,264
Income tax provision	364	1,003
Net income	51,652	42,261
Less net income attributable to non-controlling interest	(117)	(408)
Net income attributable to Amneal Pharmaceuticals LLC and Subsidiaries	$51,535	$41,853

The accompanying notes are an integral part of these consolidated financial statements.

Amneal Pharmaceuticals LLC and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited; in thousands)

	Three months ended
	March 31, 2018	March 31, 2017
Net income	$51,652	$42,261
Other comprehensive income (loss):
Foreign currency translation adjustment	(9,957)	805
Comprehensive income	41,695	43,066
Less comprehensive income attributable to non-controlling interest	(117)	(408)
Comprehensive income attributable to Amneal Pharmaceuticals LLC and Subsidiaries	$41,578	$42,658

The accompanying notes are an integral part of these consolidated financial statements.

Amneal Pharmaceuticals LLC and Subsidiaries
Consolidated Statements of Changes in Members’ Deficit
(Unaudited; in thousands)

	Members' Equity	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	(Accumulated Deficit) Retained Earnings	Non-Controlling Interest	Total
Balance – January 1, 2017	$2,675	$—	$(12,797)	$(175,168)	$9,345	$(175,945)
Net income	—	—	—	41,853	408	42,261
Dividend to non-controlling interest	—	—	—	—	—	—
Capital Contribution	40	—	—	—	—	40
Distributions to members	—	—	—	—	—	—
Foreign currency translation	—	—	805	—	—	805
Balance – March 31, 2017	$2,715	$—	$(11,992)	$(133,315)	$9,753	$(132,839)

Balance – January 1, 2018	$2,716	$8,562	$(14,232)	$(382,785)	$10,157	$(375,582)
Net income	—	—	—	51,535	117	51,652
Cumulative-effect adjustment from adoption of ASU 2014-09 (Topic 606)	—	—	—	3,270	—	3,270
Dividend to non-controlling interest	—	—	—	—	360	360
Distributions to members	—	(8,562)	—	(30,000)	—	(38,562)
Foreign currency translation	—	—	(9,957)	—	—	(9,957)
Balance – March 31, 2018	$2,716	$—	$(24,189)	$(357,980)	$10,634	$(368,819)

The accompanying notes are an integral part of these consolidated financial statements.

Amneal Pharmaceuticals LLC and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Three months ended
	March 31, 2018	March 31, 2017
Operating activities:
Net income	$51,652	$42,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,751	10,600
Unrealized foreign currency gain	(8,327)	(14,245)
Amortization of debt issuance costs	1,170	942
Gain on termination of lease	(3,524)	—
Deferred tax provision	(512)	(577)
Inventory provision	2,845	1,137
Allowance for doubtful accounts provision	93	(120)
Changes in assets and liabilities:
Trade accounts receivable – net	4,981	41,064
Inventories	(47,589)	(18,120)
Prepaid expenses and other current assets	8,185	(45)
Related-party receivables	5,215	4,280
Other assets	(6,694)	(200)
Accounts payable	14,318	(382)
Accrued returns allowance	3,804	2,166
Taxes payable	189	653
Accrued expenses and other current liabilities	(3,846)	1,485
Other liabilities	860	(1,224)
Related-party payables	(10,542)	(267)
Net cash provided by operating activities	27,029	69,408
Investing activities:
Purchases of property, plant, and equipment	(19,499)	(24,757)
Net cash used in investing activities	(19,499)	(24,757)
Financing activities:
Payments on capital leases	—	(22)
Repayments on financing obligations	(63)	(61)
Payments on revolving credit line	—	(25,000)
Payments on term loan debt	(3,543)	(2,905)
Equity contributions	—	40
Dividend to non-controlling interest	360	—
Distribution to members	(30,000)	—
Net cash used in financing activities	(33,246)	(27,948)
Effect of foreign exchange rate on cash	411	1,080
Net (decrease) increase in cash, cash equivalents, and restricted cash	(25,305)	17,783
Cash, cash equivalents, and restricted cash – beginning of period	77,922	37,546
Cash, cash equivalents, and restricted cash – end of period	$52,617	$55,239
Cash and cash equivalents – end of period	$48,224	$50,297
Restricted cash – end of period	4,393	5,032
Cash, cash equivalents, and restricted cash – end of period	$52,617	$55,329
Schedule of Non-Cash Investing and Financing Activities:
Purchases of property, plant, and equipment	$1,849	$2,083
Additions to intangible assets	$5,000	$—
Distribution to members	$8,562	$—
The accompanying notes are an integral part of these consolidated financial statements.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

1. Nature of Operations and Basis of Presentation

Amneal Pharmaceuticals LLC (“Amneal”) was formed during 2002 and operates through various subsidiaries. Amneal is a vertically-integrated developer, manufacturer, and seller of generic pharmaceutical products. Amneal’s pharmaceutical research includes analytical and formulation development and stability. Amneal has operations in the United States of America (U.S.), Switzerland, India, Ireland and the United Kingdom (U.K.), and certain other countries, primarily in Western Europe. Amneal sells to wholesalers, distributors, hospitals, chain pharmacies and individual pharmacies, either directly or indirectly.

On October 17, 2017, Amneal and Impax Laboratories, LLC (formerly, Impax Laboratories, Inc.) (“Impax”) entered into the Business Combination Agreement dated October 17, 2017, as amended on November 21, 2017 and December 16, 2017 (the “BCA”) with Atlas Holdings, Inc., (now Amneal Pharmaceuticals, Inc., as described below) a Delaware corporation and a then wholly-owned subsidiary of Impax (“Holdco”), K2 Merger Sub Corporation, a Delaware corporation and a then wholly-owned subsidiary of Holdco (“Merger Sub”), and Amneal.

On May 4, 2018 (the “Closing”), pursuant to the BCA, Impax and Amneal combined the generics and specialty pharmaceutical business of Impax with the generic drug development and manufacturing business of Amneal in a transaction that represented an opportunity to create a new generics company, Amneal Pharmaceuticals, Inc. (“New Amneal”) through the following transactions (together the “Combination”): (i) Merger Sub merged with and into Impax, with Impax surviving as a direct wholly-owned subsidiary of New Amneal, (ii) each share of Impax’s common stock, par value $0.01 per share (“Impax Common Stock”), issued and outstanding immediately prior to the Impax merger, other than Impax Common Stock held by Impax in treasury, by Amneal or by any of their respective subsidiaries, was converted into the right to receive one fully paid and nonassessable share of Class A Common Stock of New Amneal, par value $0.01 per share (“Class A Common Stock”), (iii) Impax converted to a Delaware limited liability company, (iv) New Amneal contributed to Amneal all of New Amneal’s equity interests in Impax, in exchange for Amneal common units, (v) New Amneal issued an aggregate number of shares of Class B common stock of New Amneal, par value $0.01 per share (“Class B Common Stock,” and together with Class A Common Stock and Class B-1 Common Stock, “Company Common Stock”) to APHC Holdings, LLC, (formerly, Amneal Holdings, LLC), the parent entity of Amneal, (“Holdings”), and (vi) New Amneal became the managing member of Amneal. As a result of the Combination, holders of Impax Common Stock immediately prior to the Closing collectively held approximately 25%, and Holdings held approximately 75%, of the voting and economic interests in the combined businesses of Impax and Amneal under New Amneal.

Immediately upon the Closing of the Combination, Holdings held a majority interest in New Amneal with an effective voting interest of approximately 75% on a fully diluted and as converted basis through their ownership of Class B Common Stock. Holdings also held a corresponding number of Amneal Common Units, which entitle it to approximately 75% of the economic interests in the combined businesses of Impax and Amneal. New Amneal owned an interest in Amneal of approximately 25% and is its managing member.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

In connection with the Combination, Holdings entered into definitive purchase agreements which provided for a private placement of certain shares of Class A Common Stock and Class B-1 Common Stock (the “PIPE Investment”) with select institutional investors (the “PIPE Investors”). Pursuant to the terms of the purchase agreements, upon the closing of the Combination, Holdings exercised its right to cause Amneal to redeem approximately 15% of their ownership interests in Amneal in exchange for a corresponding number of unregistered shares of Class A Common Stock or Class B-1 Common Stock (the “Redemption”). The shares of Class A Common Stock and Class B-1 Common Stock received in the Redemption were sold immediately following the Closing by Holdings to the PIPE Investors at a per share purchase price of $18.25 for gross proceeds of $855.0 million. Following the PIPE Investment, the PIPE Investors owned collectively approximately 15% of the Company Common Stock on a fully diluted and as converted basis. On May 4, 2018, Holdings caused Amneal to redeem (the “Closing Date Redemption”) 6.9 million of the Amneal Common Units held by Holdings for a like number of shares of Class A Common Stock, for future distribution to certain direct and indirect members of Holdings who were or are employees of Amneal and to whom were previously issued (prior to the Closing) profit participation units in Amneal. As a result of the PIPE Investment and Closing Date Redemption, the voting and economic interest of approximately 75% held by Holdings immediately upon Closing, was reduced by approximately 18%. As such, the overall interest percentage held by non-controlling interest holders upon the consummation of the Combination, PIPE Investment and Closing Date Redemption (following the distribution of such shares) is approximately 57%.

The accompanying consolidated financial statements should be read in conjunction with Amneal’s annual financial statements for the year ended December 31, 2017. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) have been omitted from the accompanying consolidated financial statements. In the opinion of Amneal, the accompanying unaudited consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2018, and its results of operations, comprehensive income, changes in members’ deficit, and cash flows for the three months ended March 31, 2018 and 2017. The consolidated balance sheet at December 31, 2017 was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

2. Summary of Significant Accounting Policies

Amneal’s complete Summary of Significant Accounting Policies can be found in Note 2. Summary of Significant Accounting Policies, in Amneal’s annual financial statements for the year ended December 31, 2017. Certain significant accounting policies have been repeated below.

Principles of Consolidation

The consolidated financial statements include the accounts of Amneal and all of its subsidiaries in which a controlling interest is maintained and are prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”). All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires Amneal’s management to make estimates and assumptions that affect the reported financial position at the date of the financial statements and the reported results of operations during the reporting period. Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The following are some, but not all, of such estimates: the determination of chargebacks, sales returns, rebates, bill backs, allowances for accounts receivable, accrued liabilities, valuation of inventory balances, the determination of useful lives for product rights and the assessment of expected cash flows used in evaluating goodwill and other long-lived assets for impairment. Actual results could differ from those estimates.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Revenue Recognition

On January 1, 2018, Amneal adopted Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers and associated ASU's (collectively "Topic 606"), which sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific sections of revenue recognition guidance that have historically existed.

When assessing its revenue recognition, Amneal performs the following five steps in accordance with Topic 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies the performance obligation. Amneal recognizes revenue when it transfers control of its products to customers, in an amount that reflects the consideration to which Amneal expects to be entitled to receive in exchange for those products. For further details on Amneal’s revenue recognition policies under Topic 606, refer to Note 3. Revenue Recognition.

A rollforward of the major categories of sales-related deductions for the three months ended March 31, 2018 is as follows (in thousands):

	Contract Charge-backs and Sales Volume Allowances	Cash Discount Allowances	Accrued Returns Allowance	Accrued Medicaid Rebates
Balance at January 1, 2018	$453,703	$20,408	$45,175	$12,911
Provision related to sales recorded in the period	546,105	18,311	9,518	7,854
Credits issued during the period	(610,506)	(20,804)	(5,609)	(7,140)
Balance at March 31, 2018	$389,302	$17,915	$49,084	$13,625

Revenues from profit share arrangements were 1.5% and 1.3% of Net Revenue for the three months ended March 31, 2018 and 2017, respectively.

Acquisition and Transaction-Related Expenses

Amneal incurs acquisition-related costs in connection with business combinations. Acquisition-related costs are expensed as incurred.

As a result of the Combination (refer to Note 1. Nature of Operations and Basis of Presentation), Amneal recognized transaction-related expenses of $7.1 million for the three months ended March 31, 2018.

Restricted Cash

At March 31, 2018 and December 31, 2017, respectively, Amneal had restricted cash balances of $4.4 million and $3.8 million in its bank accounts related to the purchase of certain land and equipment.

Risks and Uncertainties

Amneal is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Recently Adopted Accounting Pronouncements

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of
Modification Accounting, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The guidance will be effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. The amendments in this ASU should be applied prospectively to an award modified on or after the adoption date. Amneal adopted ASU 2017-09 on January 1, 2018 and it did not have an effect on Amneal’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), to clarify how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. The guidance requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.

As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The guidance should be applied retrospectively and is effective for the annual period beginning after December 15, 2018. Amneal early adopted ASU 2016-18 on January 1, 2018. This guidance was applied retrospectively and, accordingly, prior period amounts have been revised.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, that will require companies to account for the income tax effects of intercompany transfers of assets other than inventory (e.g., intangible assets) when the transfer occurs. The guidance is effective for annual periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted as of the beginning of an annual period (i.e., early adoption is permitted only in the first interim period). Amneal early adopted ASU 2016-16 on January 1, 2018 and it did not have an effect on Amneal’s consolidated financial statements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain
Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), to clarify how entities should classify certain cash receipts and cash payments on the statement of cash flows. The new guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance will be applied retrospectively and is effective for Amneal for the annual period beginning after December 15, 2018. Early adoption is permitted. Amneal early adopted ASU 2016-15 on January 1, 2018 and it did not have an effect on Amneal’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Subsequent to the issuance of Topic 606, the FASB clarified the guidance through several Accounting Standard Updates. This guidance represents a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which that company expects to be entitled to receive in exchange for those goods or services. This update sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed.

On January 1, 2018, Amneal adopted Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers” and associated ASU's (collectively "Topic 606"), using the modified retrospective method, applied to all contracts not completed as of the date of adoption. This method requires the cumulative effect of the adoption to be recognized as an adjustment to opening retained earnings in the period of adoption.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Amneal recorded a reduction of $3.3 million to the beginning accumulated deficit as of January 1, 2018 due to the cumulative impact of adoption Topic 606. There is an acceleration of revenue for certain product sale arrangements which are designed to include profit share payments upon the customer’s sell-through of certain products purchased from Amneal. Previously under Topic 605, Amneal deferred revenue until its customers sold the product through to their end customers, at which point Amneal considered the profit share payments to be earned and collection reasonably assured. Under Topic 606, an estimate of the profit share payments are included in the transaction price as variable consideration and is recognized at the time Amneal transfers control of the product to its customer. This change resulted in a cumulative-effect adjustment upon adoption of the ASU as of January 1, 2018 which was not material to the financial statements. Refer to Note 3. Revenue Recognition for additional disclosures required by Topic 606.

As a result of adopting the ASU, revenue increased $2.5 million for the three months ended March 31, 2018 and as a result comparison of revenue and opening income between periods are not materially affected by the adoption of the ASU.

Recently Issued Accounting Pronouncements

In February 2017, the FASB issued ASU 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20), which provides clarification regarding the scope of the asset derecognition guidance and accounting for partial sales of nonfinancial assets. The update defines an in substance nonfinancial asset and clarifies that an entity should identify each distinct nonfinancial asset or in substance nonfinancial asset promised to a counterparty and derecognize each asset when a counterparty obtains control of it. All businesses and nonprofit activities within the scope of Subtopic 610-20 are excluded from the amendments in this update. This guidance will be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019 and is required to be applied at the same time as ASU 2014-09 (described above) is applied. The guidance can be applied using one of two methods: the full retrospective method, which requires the standard to be applied to each prior period presented, or the modified retrospective method, which requires the cumulative effect of adoption to be recognized as an adjustment to opening retained earnings in the period of adoption. Amneal is currently evaluating the impact that the standard will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment that eliminates the requirement to calculate the implied fair value of goodwill (i.e., Step 2 of today’s goodwill impairment test) to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e., measure the charge based on today’s Step 1). The standard will be applied prospectively and is effective for Amneal’s annual and interim impairment tests performed in periods beginning after December 15, 2021. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. Amneal is evaluating the impact of this new guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, guidance that changes the impairment model for most financial assets including trade receivables and certain other instruments that are not measured at fair value through net income. The standard will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. Entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The guidance is effective for Amneal for the annual period beginning after December 15, 2019. Amneal is evaluating the impact of this new guidance on its consolidated financial statements.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The guidance is effective for annual periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Amneal is currently evaluating the impact that the standard will have on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10),Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2018, and early adoption is not permitted. Amneal is currently evaluating the impact that the standard will have on its consolidated financial statements.

Note 3. Revenue Recognition

Performance Obligations

Amneal’s performance obligation is the supply of finished generic pharmaceutical products to its customers. Amneal’s customers consist primarily of major wholesalers, retail pharmacies, managed care organizations, purchasing co-ops, hospitals, government agencies and pharmaceutical companies. Amneal’s customer contracts generally consist of both a master agreement, which is signed by Amneal and its customer, and a customer submitted purchase order which is governed by the terms and conditions of the master agreement. Customers purchase product by direct channel sales from Amneal or by indirect channel sales through various distribution channels.

Revenue is recognized when Amneal transfers control of its products to the customer, which typically occurs at a point-in-time, upon delivery. Substantially all of Amneal’s Net revenues in the first quarter of 2018 relate to products which are transferred to the customer at a point-in-time. For a limited number of arrangements, Amneal follows an over-time recognition model since Amneal’s performance does not create an asset with an alternative use and Amneal has an enforceable right to payment for performance completed to date. For these arrangements, revenue is recognized over-time utilizing an output method based on the number of units produced, which most appropriately reflects Amneal’s performance to date and value transferred to the customer. Less than 1% of Amneal’s Net revenues in the first quarter of 2018 relate to products which are transferred to the customer over-time. In limited cases, Amneal charges the customer a fee for shipping and handling charges, which are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized.

Amneal offers standard payment terms to its customers and has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing, since the period between when Amneal transfers the product to the customer and when the customer pays for that product is one year or less. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. The consideration amounts due from customers as a result of product sales are subject to variable consideration, as described further below.

Amneal offers standard product warranties which provide assurance that the product will function as expected and in accordance with specifications. Customers cannot purchase warranties separately and these warranties do not give rise to a separate performance obligation.

Amneal permits the return of product under certain circumstances, mainly upon product expiration, instances of shipping errors or where product is damaged in transit. Amneal accrues for the customer’s right to return as part of its variable consideration. Refer below for further details.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Variable Consideration

Amneal includes an estimate of variable consideration in its transaction price at the time of sale, when control of the product transfers to the customer. Variable consideration includes but is not limited to: chargebacks, rebates, group purchasing organization ("GPO") fees, prompt payment (cash) discounts, consideration payable to the customer, billbacks, Medicaid and other government pricing programs, price protection and shelf stock adjustments, sales returns, and profit shares.

Amneal estimates its variable consideration using the expected value method, which is the sum of probability-weighted amounts in a range of possible consideration amounts, and represents the method that best predicts the amount of consideration to which Amneal will be entitled to for transferring its products to its customers. Amneal assesses whether or not an estimate of its variable consideration is constrained and has determined that the constraint does not apply, since it is probable that a significant reversal in the amount of cumulative revenue will not occur in the future when the uncertainty associated with the variable consideration is subsequently resolved. Amneal’s estimates for variable consideration are adjusted as required at each reporting period for specific known developments that may result in a change in the amount of total consideration it expects to receive.

Chargebacks

In the case an indirect customer purchases product from their preferred wholesaler instead of directly from Amneal, and the contract price charged to the indirect customer is lower than the wholesaler pricing, Amneal pays the direct customer (wholesaler) a chargeback for the price differential. Amneal estimates its chargeback accrual based on its estimates of the level of inventory of its products in the distribution channel that remain subject to chargebacks and historical chargeback rates. The estimate of the level of products in the distribution channel is based primarily on data provided by key customers.

Rebates

Amneal pays fixed or volume-based rebates to its customers based on a fixed percentage of product sales or based on the achievement of a specified level of purchases. Amneal’s rebate accruals are based on actual net sales, contractual rebate rates negotiated with customers, and expected purchase volumes / corresponding tiers based on actual sales to date and forecasted amounts.

GPO fees

Amneal pays fees to GPO’s for administrative services that the GPO’s perform in connection with the purchases of product by the GPO participants who are Amneal’s customers. Amneal’s GPO fee accruals are based on actual net sales, contractual fee rates negotiated with GPO’s and the mix of the products in the distribution channel that remain subject to GPO fees.

Prompt payment (cash) discounts

Amneal provides customers with prompt payment discounts which may result in adjustments to the price that is invoiced for the product transferred, in the case that payments are made within a defined period. Amneal’s prompt payment discount accruals are based on actual net sales and contractual discount rates.

Consideration payable to the customer

Amneal pays administrative and service fees to its customers based on a fixed percentage of the product price. These fees are not in exchange for a distinct good or service and therefore are recognized as a reduction of the transaction price. Amneal accrues for these fees based on actual net sales, contractual fee rates negotiated with the customer and the mix of the products in the distribution channel that remain subject to fees.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Billbacks

In the case an indirect customer purchases product from their preferred wholesaler instead of directly from Amneal, and the contract price charged to the indirect customer is higher than contractual pricing, Amneal pays the indirect customer a billback for the price differential. Amneal estimates its billback accrual based on its estimates of the level of inventory of its products in the distribution channel that remain subject to billbacks and historical billback rates. The estimate of the level of products in the distribution channel is based primarily on data provided by key customers.

Medicaid and other government pricing programs

Amneal complies with required rebates mandated by law under Medicaid and other government pricing programs. Amneal estimates its government pricing accruals based on monthly sales, historical experience of claims submitted by the various states and jurisdictions, historical rates and estimated lag time of the rebate invoices.

Price protection and shelf stock adjustments

Amneal provides customers with price protection and shelf stock adjustments which may result in an adjustment to the price charged for the product transferred, based on differences between old and new prices which may be applied to the customer’s on-hand inventory at the time of the price change. Amneal accrues for these adjustments when its expected value of an adjustment is greater than zero, based on contractual pricing, actual net sales, accrual rates based on historical average rates, and estimates of the level of inventory of its products in the distribution channel that remain subject to these adjustments. The estimate of the level of products in the distribution channel is based primarily on data provided by key customers.

Sales returns

Amneal permits the return of product under certain circumstances, mainly upon product expiration, instances of shipping errors or where product is damaged in transit, and occurrences of product recalls. Amneal’s product returns accrual is primarily based on estimates of future product returns based generally on actual net sales, estimates of the level of inventory of its products in the distribution channel that remain subject to returns, estimated lag time of returns and historical return rates. The estimate of the level of products in the distribution channel is based primarily on data provided by key customers.

Profit Shares

For certain product sale arrangements, Amneal earns a profit share upon the customer’s sell-through of the product purchased from Amneal. Amneal estimates its profit shares based on actual net sales, estimates of the level of inventory of its products in the distribution channel that remain subject to profit shares, and historical rates of profit shares earned. The estimate of the level of products in the distribution channel is based primarily on data provided by key customers.

Contract Balances

The contract asset balance was $2.5 million as of March 31, 2018, including $0.4 million in Prepaid expenses and other current assets, and $2.1 million in Related-party receivables.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

4. Trade Accounts Receivable

Trade accounts receivable is comprised of the following (in thousands):

	March 31, 2018	December 31, 2017
Gross trade accounts receivable	$755,814	$827,302
Allowance for doubtful accounts	(1,917)	(1,824)
Contract charge-backs and sales volume allowances	(389,302)	(453,703)
Cash discount allowances	(17,915)	(20,408)
Trade accounts receivable – net	$346,680	$351,367

For the three months ended March 31, 2018, Amneal’s top four customers represented individually net revenues exceeding 10% or more of total net revenues, respectively, 28%, 13%, 12%, and 12%. For the three months ended March 31, 2017, Amneal’s top three customers represented individually net revenues exceeding 10% or more of total net revenues, respectively, 20%, 15%, and 14%.

Receivables from customers representing 10% or more of Amneal’s gross trade accounts receivable reflected three customers at March 31, 2018, equal to 44%, 27%, and 15%, respectively. Receivables from customers representing 10% or more of Amneal’s gross trade accounts receivable reflected three customers at December 31, 2017, equal to 36%, 27%, and 19%, respectively.

One product represented 10% or more of Amneal’s total net revenues which was 15% for the three months ended March 31, 2018. One product represented 10% or more of Amneal’s total net revenues which was 13% for the three months ended March 31, 2017.

5. Inventories

Inventories are comprised of the following (in thousands):

	March 31, 2018	December 31, 2017
Raw materials	$155,307	$140,051
Work-in-progress	50,177	38,146
Finished goods	122,402	105,841
Inventories	$327,886	$284,038

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

6. Property, Plant, and Equipment

Property, plant, and equipment is comprised of the following (in thousands):

	March 31, 2018	December 31, 2017
Land	$7,332	$5,275
Buildings	227,525	227,864
Leasehold improvements	74,462	70,354
Machinery and equipment	273,364	260,637
Furniture and fixtures	9,878	18,415
Vehicles	1,537	1,517
Computer equipment	28,750	26,831
Construction in progress	33,829	32,235
Total property, plant, and equipment	656,677	643,128
Less accumulated depreciation	(166,730)	(156,370)
Property, plant, and equipment – net	$489,947	$486,758

During the three months ended March 31, 2018 and 2017, Amneal invested $19.5 million and $24.8 million, respectively, in global property, plant and equipment. This significant investment relates primarily to the production capacity expansion of certain facilities in the U.S., India and Ireland for growth of existing and new dosage form capabilities.

Depreciation for the three months ended March 31, 2018 and 2017 was $13.0 million and $9.7 million, respectively.

Interest capitalized and included in property, plant, and equipment for the three months ended March 31, 2018 and 2017 was $0.2 million and $1.2 million, respectively.

There were no impairments of property, plant, and equipment for the three months ended March 31, 2018 and 2017.

7. Fair Value Measurements of Financial Instruments

Fair value is the exit price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement that should be determined using assumptions that market participants would use in pricing an asset or liability. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. To measure fair value, Amneal uses the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Value is determined using pricing models, discounted cash flow methodologies, or similar techniques and also includes instruments for which the determination of fair value requires significant judgment or estimation.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Amneal evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level of classification for each reporting period. The following table sets forth Amneal’s financial assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2018 and December 31, 2017 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
March 31, 2018
Liabilities:
Acquisition-related contingent consideration	$267	$—	$—	$267
December 31, 2017
Liabilities:
Acquisition-related contingent consideration	$401	$—	$—	$401

There were no transfers between levels in the fair value hierarchy during any period presented herein.

The carrying amounts of cash, accounts receivable and accounts payable approximate their fair values due to the short term maturity of these instruments. As of March 31, 2018, Amneal’s Term Loan was trading at approximately 100.1% of par value, based upon observable third-party market data (Level 2). The applicable fair value of the debt as of March 31, 2018, approximated $1.38 billion versus a carrying value of $1.37 billion. As of December 31, 2017, Amneal’s Term Loan was trading at approximately 100.8% of par value, based upon market data (Level 2). The applicable fair value of the debt as of December 31, 2017, approximated $1.39 billion versus a carrying value of $1.38 billion.

On May 1, 2015, Amneal acquired certain assets and assumed certain liabilities of the Australian business of
Actavis. The agreement includes a contingent earn-out provision, which is a future payment based on 12% of aggregate net sales during each of the 12 calendar quarters commencing with the calendar quarter of June 30, 2015. Amneal determined the fair value using the present value, discounting at the WACC plus a factor for credit risk (discount rate of 10.5%), of the projected payments based on probability-weighted revenues projections over the 12 quarters subsequent to acquisition. At acquisition, the contingent consideration had a fair value of $8.0 million. At March 31, 2018 and December 31, 2017, the contingent consideration, using updated inputs to the valuation model, in addition to pay downs, had a fair value of $0.3 million and $0.4 million respectively. The significant unobservable inputs used in the fair value measurement of the contingent consideration are the successful achievement of the probability-weighted revenues projections of Actavis’ Australian business and the discount rate used to present value of the projected payments. Significant increases or decreases in estimated revenues would result in a significantly higher or lower fair value measurement. Significant increases or decreases in the discount rate would result in a significantly lower or higher fair value measurement.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Fair Value Measurements Using Significant Unobservable Inputs

The following table presents changes to Amneal’s financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2018 (in thousands):

Acquisition-related contingent consideration
Liabilities
Balance at January 1, 2018	$401
Contingent consideration settled	(254)
Change in fair value recorded in earnings	120
Balance at March 31, 2018	$267

The change in fair value recorded in earnings is recognized within Cost of goods sold in the Consolidated Statements of Income.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

There were no non-recurring fair value measurements during the three months ended March 31, 2018 and 2017.

8. Debt

The following is a summary of Amneal’s total indebtedness (in thousands):

	March 31, 2018	December 31, 2017
Senior Credit Facility – Term Loan	$1,374,617	$1,378,160
Senior Credit Facility – Revolver	75,000	75,000
Total debt	1,449,617	1,453,160
Less debt issuance costs	(7,545)	(8,715)
Total debt, net of debt issuance costs	1,442,072	1,444,445
Less current portion: Senior Credit Facility – Term Loan	(14,171)	(14,171)
Less current portion: Senior Credit Facility – Revolver	(75,000)	(75,000)
Less total current portion	(89,171)	(89,171)
Total long-term debt, net	$1,352,901	$1,355,274

The principal balance, unamortized discount and net carrying amount of Amneal’s long-term debt are as follows (in thousands):

	March 31, 2018	December 31, 2017
Long-term debt – gross	$1,360,446	$1,363,989
Long-term debt – discount	(7,545)	(8,715)
Long-term debt – net	$1,352,901	$1,355,274

On November 1, 2013, Amneal entered into term loan (“Term Loan”) and revolver (“Revolver”) credit facilities (as amended, the “Credit Facilities”). The proceeds of loans made from the Credit Facilities may be used to fund working capital needs, capital expenditures, acquisitions, dividends, and distributions to the membership unit holders and for other general corporate purposes.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

At March 31, 2018, the Term Loan currently bears interest at LIBOR plus 3.50% with a 1.00% LIBOR floor and includes a principal pay down of 1% annually. The Term Loan matures on November 1, 2019, but can be prepaid at any time at no additional cost. The Revolver’s borrowing limit is $200 million and currently bears interest at LIBOR plus 1.75% with a 1.00% LIBOR floor. Amneal is charged a commitment fee of 0.375% on the daily portion of its unused Revolver limits. The Revolver matures on November 1, 2018, but can be prepaid at any time at no additional cost. Amneal has the option to extend the maturity date of the Revolver to November 1, 2019.

Amneal recorded debt issuance cost amortization expense of $1.2 million and $0.9 million related to the Credit Facilities during the three months ended March 31, 2018 and 2017, respectively. Amortization is exclusive of any loss on extinguishment of debt.

Amneal’s obligations under the Credit Facilities are guaranteed by its parent, Amneal Pharmaceuticals Holding Company, LLC (“APHC”), and certain of its subsidiaries and are collateralized by a pledge of all the capital stock and membership interests of APHC and certain of its subsidiaries.

The Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, Amneal’s ability to incur additional indebtedness; create liens on assets; sell assets; make investments, loans or advances; pay dividends or distributions or repurchase stock and engage in certain transactions with affiliates. The Credit Facilities also contain certain usual and customary covenants, including, but not limited to covenants to maintain maximum leverage and minimum interest coverage ratios. The Credit Facilities also contain certain customary affirmative covenants and events of default. As of March 31, 2018, Amneal was in compliance with all covenants.

Amneal’s long-term debt agreements, exclusive of capital leases, require payments as follows (in thousands):

Payments Due
2018	$85,628
2019	1,363,989
Total	$1,449,617

9. Capital Structure

Amneal is a limited liability company and is treated as a partnership for U.S. tax purposes. As of March 31, 2018, Amneal had one Class A membership equity classification in which the members shared in the profits and losses and have voting rights. At March 31, 2018 and December 31, 2017, the Class A members had 189,000,000 units authorized, issued, and outstanding. For the three months ended March 31, 2018, Amneal made distributions of $30.0 million ($0.16 per unit) to the Class A member, within the terms of the current Limited Liability Company Operating Agreement. Amneal did not make any distributions during the three months ended March 31, 2017.

During 2011, Amneal established a profit participation plan in the form of profits interests granted through the issuance of Class D, Class E and Class F membership units. In 2015, Amneal added Class G and H membership units to the plan. Amneal issued these membership units to a select group of individuals (“Members”) in recognition of their past and continued services to Amneal. Subject to vesting provisions and forfeiture of the Units, the aggregate percentage interests of the Members will not exceed 6.36% in total membership interest. These interests constitute a profits interest in Amneal pursuant to the Internal Revenue Code and applicable treasury department regulations and pronouncements.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

The Members participate in distributions of net proceeds upon a sale of Amneal in accordance with the Distribution of Capital Proceeds provision contained in the Limited Liability Company Operating Agreement of Amneal, as amended. The vesting of certain units is subject to acceleration at the time of a change-in-control event. The Members participate only in net sale proceeds above the applicable floor amounts attributable to the units. Class D and Class E distributions of net sale proceeds are also subject to a cap. The units do not earn or accrue any preferred return. The Members do not have a right to vote or participate in the management of Amneal.

A summary of the unit activity for Members for the three months ended March 31, 2018 and 2017 is as follows:

Membership Units	Class D Member	Class E Member	Class F Member	Class G Member	Class H Member	Total
Outstanding – January 1, 2017	3,300,020	3,360,020	3,942,163	1,100,020	317,520	12,019,743
Issued	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—
Outstanding – March 31, 2017	3,300,020	3,360,020	3,942,163	1,100,020	317,520	12,019,743
Vested – March 31, 2017	2,661,468	2,874,494	2,059,263	171,520	79,395	7,846,140

Outstanding – January 1, 2018	3,300,020	3,327,729	3,927,163	1,175, 020	330,020	12,059,952
Issued	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—
Outstanding – March 31, 2018	3,300,020	3,327,729	3,927,163	1,175, 020	330,020	12,059,952
Vested – March 31, 2018	3,300,020	3,277,729	2,586,563	325,520	155,020	9,644,852

Upon closing of the Combination, the Board of Managers of Amneal finalized their plan to treat the Combination as a change-in-control event. The modification of terms allowed Members to participate in the net proceeds by receiving cash and Class A shares. Net proceeds were given to vested units at closing, plus the vesting of certain non-vested units was accelerated in accordance with the Agreement. As a result, Amneal recorded the related compensation expense of $158.8 million upon closing of the Combination on May 4, 2018.

10. Income Taxes

The operations of Amneal are conducted through a limited liability company that is treated as a partnership for U.S. federal income tax purposes. All U.S. federal income tax benefits and/or liabilities of Amneal are passed through to the member(s). Amneal provides for a tax provision in the various foreign jurisdictions in which it operates. Amneal recorded its interim tax provision based upon its estimated annual effective tax rate (“EAETR”) and accounted for tax effects of discrete events in the period in which they occur. Amneal reviewed the EAETR on a quarterly basis as projections are revised and laws are enacted. The effective tax rate (“ETR”) was 0.70% and 2.32% for the three months ended March 31, 2018 and 2017, respectively. The net change in the ETR was primarily attributable to changes in the mix of earnings across multiple jurisdictions and increased Special Economic Zone (“SEZ”) benefit in India.

Amneal records a valuation allowance against its deferred tax assets to reduce the net carrying value to an amount that it believes is more likely than not to be realized. When Amneal establishes or reduces the valuation allowance against its deferred tax assets, the provision for income taxes will increase or decrease, respectively, in the period such determination is made. Amneal continues to assess the need for a valuation allowance on a go-forward basis. On December 22, 2017, the Tax Cuts and Jobs Act was enacted in the United States, which significantly reforms U.S. tax legislation. In December 2017, the SEC staff issued SAB 118, which provides a measurement period that should not extend beyond one year from the enactment date for companies to complete the accounting for the effects of the Tax Cuts and Jobs Act.  As of March 31, 2018, there are no changes to the financial statement income tax expense reported at December 31, 2017 as a result of the new legislation. Amneal will continue to evaluate the legislative changes during the measurement period allowed under SAB 118.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

11. Related-Party Transactions

Amneal has various business agreements with certain third-party companies in which there is some common ownership and/or management between those entities, on the one hand, and Amneal, on the other hand. Amneal has no direct ownership or management in any of such related party companies. The related party relationships that generated income and or expense in the respective reporting period are described below.

Kanan, LLC

Kanan, LLC (“Kanan”) is an independent real estate company which owns Amneal’s manufacturing facilities located at 65 Readington Road, Branchburg, New Jersey, 131 Chambers Brook Road, Branchburg, New Jersey and 1 New England Avenue, Piscataway, New Jersey. Amneal leases these facilities from Kanan under two separate triple-net lease agreements that expire in 2027 and 2031, respectively, at an annual rental cost of approximately $2.0 million combined, subject to CPI rent escalation adjustments as provided in the lease agreements. Rent expense paid to the related party for both of the three months ended March 31, 2018 and 2017 was $0.5 million.

AE Companies, LLC

AE Companies, LLC (“AE LLC”) is an independent company which provides certain shared services and corporate type functions to a number of independent entities with respect to which, from time to time, Amneal conducts business. Amneal has ongoing professional service agreements with AE LLC for administrative and research and development services. The total amount of income earned from these agreements for the three months ended March 31, 2017 was $0.3 million.

Industrial Real Estate Holdings NY, LLC

Industrial Real Estate Holdings NY, LLC (“IRE”) is an independent real estate management entity which, among other activities, is the landlord of Amneal’s leased manufacturing facilities located at 75 and 85 Adams Avenue, Hauppauge, New York. The lease at 85 Adams Avenue expired in March 2017 while the lease for 75 Adams Avenue expires in March 2021. Rent expense paid to the related party for both of the three months ended March 31, 2018 and 2017 was $0.3 million.

Kashiv Pharmaceuticals LLC

Kashiv Pharmaceuticals LLC (“Kashiv”) is an independent contract development organization focused primarily on the development of 505(b) (2) NDA products. Amneal has various business agreements with Kashiv. In May 2013, Amneal entered into a sublease agreement with Kashiv for a portion of one of its research and development facilities. The sublease automatically renews annually if not terminated and has an annual base rent of $1.8 million. Rental income from the related-party sublease for the three months ended March 31, 2018 and 2017 was $0.4 million and $0.9 million, respectively. On January 15, 2018, Amneal and Kashiv entered into an Assignment and Assumption of Lease Agreement. The lease was assigned to Kashiv, and Amneal was relieved of all obligations. At March 31, 2018 and December 31, 2017, receivables of $0.7 million and $10.4 million were due from the related party, respectively.

Amneal has also entered into various development and commercialization arrangements with Kashiv to collaborate on the development and commercialization of certain generic pharmaceutical products. Kashiv receives a percentage of net profits with respect to Amneal’s sales of these products. The total profit share paid to Kashiv for the three months ended March 31, 2018 and 2017 was $0.4 million and $4.0 million, respectively. At March 31, 2018 and December 31, 2017 payables of $0.4 million and $0.6 million, respectively, were due to the related party for royalty-related transactions.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

In June 2017, Amneal and Kashiv entered a product acquisition and royalty stream purchase agreement. The aggregate purchase price was $25 million on the closing, which has been paid, plus two potential future $5 million earn outs related to the Estradiol Product. The contingent earn outs will be recorded in the period in which they are earned. The first $5 million earn out was recognized in March 2018 as an increase to the cost of the Estradiol product intangible asset and will be amortized on a straight-line basis over the remaining life of the Estradiol intangible asset. The earn out was recorded within Related-party payables in the Consolidated Balance Sheet as of March 31, 2018. The cash payment is due June 30, 2018.

Pursuant to a product development agreement, Amneal and Kashiv agreed to collaborate on the development and commercialization of Oxycodone HCI ER Oral Tablets. Under the agreement, this product is owned by Kashiv, with Amneal acting as the exclusive marketing partner and as Kashiv’s agent for filing the product ANDA. Under the agreement, Amneal was also responsible for assuming control of and managing all aspects of the patent litigation arising from the filing of the ANDA, including selecting counsel and settling such proceeding (subject to Kashiv’s consent). In December 2017, Amneal and Kashiv terminated the product development agreement and pursuant to the termination and settlement of the agreement, Kashiv agreed to pay Amneal $7.8 million, an amount equal to the legal costs incurred by Amneal related to the defense of the ANDA. The $7.8 million was recorded within Development contract settlement in the Consolidated Statement of Income for the year ended December 31, 2017 and Related-party receivables in the Consolidated Balance Sheet as of December 31, 2017. The cash payment was received in February 2018.

Adello Biologics, LLC

Adello Biologics, LLC (“Adello”) is an independent clinical stage company engaged in the development of biosimilar pharmaceutical products. Amneal and Adello are parties to a master services agreement pursuant to which, from time to time, Amneal provides human resources & product quality assurance services on behalf of Adello. The parties are also party to a license agreement for parking spaces in Piscataway, NJ. The total amount of net expense paid to Adello from these agreements for the three months ended March 31, 2018 and 2017 was less than $0.1 million.

In March 2017, Amneal entered into a product development agreement with Adello. The collaboration extended the remaining development process to Adello for a complex generic product, while Amneal retained its commercial rights upon approval. Pursuant to the agreement, Adello paid Amneal $10 million for reimbursement of past development costs, which Amneal deferred as a liability and will pay royalties upon commercialization.

In October 2017, Amneal and Adello terminated their product development agreement pursuant to which Amneal and Adello had been collaborating to develop and commercialize Glatiramer Acetate products. Pursuant to the termination agreement, Amneal owed Adello $10.5 million for the up-front payment plus interest. This amount was paid in January 2018 and recognized as a related-party payable in the Consolidated Balance Sheet as of December 31, 2017.

On October 1, 2017, Amneal and Adello entered into a license and commercialization agreement pursuant to which the parties have agreed to cooperate with respect to certain development activities in connection with two biologic pharmaceutical products. In addition, under the agreement, Adello has appointed Amneal as its exclusive marketing partner for such products in the United States. In connection with the agreement, Amneal paid an upfront amount of $1.5 million in October 2017 which was recorded within Research and development expenses in the Consolidated Statement of Income. The agreement also provides for potential future milestone payments to Adello.

In October 2017, Amneal purchased a building from Adello in Ireland to further support its inhalation dosage form. Amneal issued a promissory note for 12.5 million euros ($14.7 million based on exchange rate as of December 31, 2017) which accrues interest at a rate of 2% per annum, due on or before July 1, 2019.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

PharmaSophia, LLC

PharmaSophia, LLC (“PharmaSophia”) is a joint venture formed by Nava Pharma, LLC (“Nava”) and Oakwood Laboratories, LLC for the purpose of developing certain products. Currently PharmaSophia is actively developing two injectable products. PharmaSophia and Nava are parties to a research and development agreement pursuant to which Nava provides research and development services to PharmaSophia. Nava subcontracted this obligation to Amneal, entering into a subcontract research and development services agreement pursuant to which Amneal provides research and development services to Nava in connection with the products being developed by PharmaSophia. The total amount of income earned from these agreements for both of the three months ended March 31, 2018 and 2017 was $0.1 million. At March 31, 2018 and December 31, 2017 receivables of $0.2 million and $0.1 million, respectively were due from the related party.

Gemini Laboratories, LLC

Gemini Laboratories, LLC (“Gemini”) is an independent specialty pharmaceuticals company focused on promoting niche branded products to endocrinologists, pediatricians, OB/GYNs and other specialist physicians. Gemini also engages in the wholesale distribution of generic pharmaceuticals to compounding pharmacies and to directly dispensing physicians, and promotes and distributes certain branded or quasi-branded products. Gemini predominantly sells products through branded wholesalers and certain compounding pharmacies and partners that service directly dispensing physicians. Amneal and Gemini are parties to various agreements. Total gross profit earned from the sale of inventory to Gemini for the three months ended March 31, 2018 and 2017 was $0.1 million and $0.6 million, respectively. The total profit share paid by Gemini for the three months ended March 31, 2018 and 2017 was $4.0 million and $2.8 million, respectively. At March 31, 2018 and December 31, 2017, receivables of $9.4 million and $4.6 million were due from the related party, respectively, for profit share earned. At March 31, 2018 and December 31, 2017, receivables of $0.7 million and $1.1 million, respectively, were due from the related party from the purchase of inventory.

Amneal Holdings, LLC

Amneal Holdings is the ultimate parent of Amneal. In connection with the Combination, Amneal is required to reimburse transaction-related costs incurred by Amneal Holdings. As of March 31, 2018, payables of $3.5 million were due to the related party.

12. Commitments and Contingencies

Commitments

Commercial Manufacturing, Collaboration, License, and Distribution Agreements
Amneal continues to seek to enhance its product line and develop a balanced portfolio of differentiated products through product acquisitions and in-licensing. Accordingly, Amneal, in certain instances, may be contractually obligated to make potential future development, regulatory, and commercial milestone, royalty and/or profit sharing payments in conjunction with collaborative agreements or acquisitions that Amneal has entered into with third parties. Amneal has also licensed certain technologies or intellectual property from various third parties. Amneal is generally required to make upfront payments as well as other payments upon successful completion of regulatory or sales milestones. The agreements generally permit Amneal to terminate the agreement with no significant continuing obligation. The payments that could be required to be made pursuant to these other arrangements are not individually significant. These payments are contingent upon the occurrence of certain future events and, given the nature of these events, it is unclear when, if ever, Amneal may be required to pay such amounts. Further, the timing of any future payment is not reasonably estimable.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Contingencies

Amneal’s legal proceedings are complex, constantly evolving and subject to uncertainty. As such, Amneal cannot predict the outcome or impact of the legal proceedings set forth below. While Amneal believes it has valid claims and/or defenses to the matters described below, the nature of litigation is unpredictable and the outcome of the following proceedings could include damages, fines, penalties and injunctive or administrative remedies. For any proceedings where losses are probable and reasonably capable of estimation, Amneal has accrued for such potential loss as described below. While these accruals have been deemed reasonable by Amneal’s management, the assessment process relies heavily on estimates and assumptions that may ultimately prove inaccurate or incomplete. Additionally, unforeseen circumstances or events may lead Amneal to subsequently change its estimates and assumptions. Unless otherwise indicated below, Amneal is at this time unable to estimate the possible loss, if any, associated with such litigation.

Amneal currently intends to vigorously prosecute and/or defend these proceedings as appropriate. From time to time, however, Amneal may settle or otherwise resolve these matters on terms and conditions that it believes to be in its best interest. Resolution of any or all claims, legal proceedings or investigations could have a material adverse effect on Amneal’s results of operations and/or cash flow in any given accounting period, or on Amneal’s overall financial condition.

Medicaid Reimbursement Accrual

Amneal is required to provide pricing information to state agencies that administer federal Medicaid programs.
Certain states agencies have alleged that manufacturers have reported improper pricing information, which allegedly caused them to overpay reimbursement costs. Reserves are periodically established by Amneal for any potential claims or settlements of overpayment. Although Amneal intends to vigorously defend against any such claims, it maintains a reserve of approximately $15 million. The ultimate settlement of any potential liability for such claims may be higher or lower than estimated. Amneal believes that all contingencies are adequately accrued for in the consolidated financial statements for each year presented.

Patent Defense Matters

Amneal is a defendant in a patent infringement action, Merck Sharp & Dohme Corp. v. Amneal Pharmaceuticals LLC, in the U.S. District Court for the District of Delaware. The complaint was filed on March 20, 2015, and involves Amneal’s filing of an ANDA for a generic alternative to Merck’s Nasonex® product. The District Court trial was completed on June 22, 2016. The court issued an opinion finding that Amneal’s proposed generic product did not infringe the asserted patent. Merck filed an appeal of that decision with the Court of Appeals for the Federal Circuit which remains pending. Amneal launched its generic version of the product on April 5, 2017, prior to the rendering of an appellate court decision, and continued to sell the product as of March 31, 2018. Amneal believes that it has substantial meritorious defenses to the claims alleged. However, these actions, if successful, could adversely affect Amneal and could have a material adverse effect on Amneal’s business, results of operations, financial condition and cash flows.

Amneal is a defendant in a patent infringement action, Otsuka Pharmaceutical Co. Ltd. v. Amneal Pharmaceuticals LLC, et al., in the U.S. District Court for the District of New Jersey. The first complaint was filed on March 2, 2015, and involves Amneal’s filing of an ANDA for a generic alternative to Otsuka’s Abilify® tablet product. Otsuka filed an appeal with the Court of Appeals for the Federal Circuit related to rulings from the District Court regarding some of the patents-in-suit. The District Court has not yet set a trial date for the remaining patents-in-suit. Amneal, like a number of other generic manufacturers, has launched its generic version of Otsuka’s Abilify® “at-risk,” prior to the rendering of an appellate court decision, and continued to sell the product as of March 31, 2018. Amneal believes that it has substantial meritorious defenses to the claims alleged. However, these actions, if successful, could adversely affect Amneal and could have a material adverse effect on Amneal’s business, results of operations, financial condition and cash flows.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Antitrust Litigation

Amneal is a defendant in a class action anti-trust action, Sergeants Benevolent Association Health & Welfare Fund v. Actavis, PLC, et. al., in the U.S. District Court for the Southern District of New York. The complaint was filed on August 19, 2015, and involves patent litigation settlement agreements between Amneal and Forest Laboratories. Amneal was one of a number of pharmaceutical companies named in the lawsuit. The settlement agreement at issue settled the patent litigation between Forest Laboratories and Amneal regarding Namenda© immediate release tablets. On September 13, 2016, the court denied the defendants’ motion to dismiss with respect to the federal claims and stayed the state law claims pending against Amneal and the other generic pharmaceutical company defendants until the federal claims are resolved. The court denied the defendants’ motion to dismiss with respect to the state law claims without prejudice to renew the motion after the federal claims have been resolved. The court cited the interests of judicial economy and the myriad state antitrust and unfair business practices laws as the basis for severing the state law claims and placing them on the court’s inactive docket. The court’s decision places the entirety of the claims pending against Anneal and the other generic pharmaceutical companies on the court’s inactive docket, which effectively stays the litigation as to Amneal until the federal claims are resolved or until the court removes those claims from its inactive docket. Amneal believes that it has substantial meritorious defenses to the claims alleged. However, these actions, if successful, could adversely affect Amneal and could have a material adverse effect on Amneal’s business, results of operations, financial condition and cash flows.

From time to time, Amneal may become subject to other legal proceedings, claims or litigation arising in the ordinary course of business. In addition, Amneal may receive letters alleging infringement of patents or other IP rights. If an unfavorable outcome were to occur in litigation, the impact could be material to Amneal’s business, financial condition, cash flow or results of operations, depending on the specific circumstances of the outcome.

13. Subsequent Events

Combination

On May 4, 2018, Amneal and Impax completed the Combination. The Combination will be accounted for as a business combination under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, with Amneal treated as the “acquirer” and Impax treated as the “acquired” company for financial reporting purposes. Refer to Note 1 for further detail on the Combination.

Refinancing

On May 4, 2018, in order to finance the Combination, Amneal consummated the following transactions (i) borrowed $2,700.0 million in aggregate principal amount of new senior secured term loan (the “New Term Facility”) at a rate of three-month LIBOR plus 350 basis points; and (ii) entered into a new senior secured asset based revolving credit facility with borrowing capacity of up to $500.0 million under which no amounts were drawn and outstanding upon completion of the Combination. The proceeds of the initial borrowings under the New Term Facility, were used to finance the repayment of the historical outstanding debt obligations of both Amneal and Impax in addition to all fees related to the financing.

Gemini Acquisition

On May 7, 2018, Amneal acquired 98% of the outstanding equity interests in Gemini for total consideration of $117.2 million, including a $40 million cash payment due upon closing and a $77.2 million promissory note.

Gemini’s portfolio includes licensed and owned, niche and mature branded products, and a pipeline of 505(b)(2) products for niche therapeutic areas. Gemini’s lead product, Unithroid®, is detailed primarily to endocrinologists and high prescribing primary care physicians through a contracted salesforce. Gemini has a long-term distribution agreement for Unithroid with Jerome Stevens Pharmaceuticals.

Gemini is a related party of Amneal; refer to Note 11 for further detail on the nature of Gemini’s operations.

Amneal Pharmaceuticals LLC and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)

Biosimilar Licensing and Supply Agreement

On May 7, 2018, Amneal entered into a licensing and supply agreement, with Mabxience S.L, for its biosimilar candidate for Avastin® (bevacizumab). Amneal will be the exclusive partner in the US market. Amneal will pay up-front, development and regulatory milestone payments as well as commercial milestone payments on reaching pre-agreed sales targets in the market to Mabxience, up to $71.8 million.